Exhibit 99.6

SHARE SUBSCRIPTION AGREEMENT

dated April 25, 2023

between

DADA NEXUS LIMITED

and

JD SUNFLOWER INVESTMENT LIMITED

ii

SHARE SUBSCRIPTION AGREEMENT

SHARE SUBSCRIPTION AGREEMENT (this “Agreement”), dated April 25, 2023, is entered into by and between (i) Dada Nexus Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”), and JD Sunflower Investment Limited, a company limited by shares incorporated under the laws of British Virgin Islands (the “Purchaser”). Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Purchaser desires to subscribe for and purchase, and the Company desires to issue and sell, certain number of Ordinary Shares pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, agrees as follows:

ARTICLE I

DEFINITION AND INTERPRETATION

Section 1.01 Definition, Interpretation and Rules of Construction

(a) As used in this Agreement, the following terms have the following meanings:

“ADSs” means the American depositary shares of the Company, each representing four (4) Ordinary Shares as of the date hereof.

“Affiliate” means, (i) with respect to any Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided that for the purpose of this Agreement, none of the Company, nor any of its Subsidiaries shall be considered an Affiliate of the Purchaser, and (ii) with respect to any natural person, any other Person that is directly or indirectly Controlled by such natural person or is a spouse, child, step-child, parent, step-parent, parent-in-law, brother, sister, step-brother, brother-in-law, step-sister, sister-in-law of such natural person and their respective lineal ascendants or descendants.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“BCA” means that certain Business Cooperation Agreement to be entered into by and between the Company and JD.com, Inc. on the date hereof, substantially in the form attached hereto as Exhibit A.

“Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in the Cayman Islands, the PRC, Hong Kong SAR or New York are required or authorized by law or executive order to be closed.

“Company Fundamental Warranties” means any representations and warranties of the Company contained in Section 4.01(a) to Section 4.01(f) and Section 4.01(l).

“Company SEC Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act and the Securities Act and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, in each case, filed or furnished with the SEC.

“Company Securities” means (i) Ordinary Shares, (ii) securities convertible into or exchangeable for Ordinary Shares, (iii) any options, warrants or other rights to acquire Ordinary Shares (including any awards under the ESOP) and (iv) any depository receipts or similar instruments issued in respect of Ordinary Shares.

“Condition” means any condition to any Party’s obligation to effect the Closing as set forth in Article III, and collectively, the “Conditions”.

“Control” means, with respect to a Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“ESOP” means the 2015 Equity Incentive Plan and the 2020 Share Incentive Plan, each as disclosed in the Company SEC Documents.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange or other self-regulatory body, whether domestic or foreign, in each case having competent jurisdiction.

“Material Adverse Effect” with respect to a Party means any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on (i) the financial condition, business or operations of such Party and its Subsidiaries taken as a whole, or (ii) the ability of such Party to consummate the transactions contemplated by the Transaction Agreements and to timely perform its obligations hereunder and thereunder; provided that in determining whether a Material Adverse Effect has occurred under clause (i) above, there shall be excluded any events, facts, circumstances or occurrences relating to or arising in connection with (a) changes in generally accepted accounting principles that are generally applicable to comparable companies (to the extent not materially disproportionately affecting such Party and its Subsidiaries), (b) changes in general economic and market conditions and capital market conditions or changes affecting any of the industries in which such Party and its Subsidiaries operate generally (in each case to the extent not materially disproportionately affecting such Party and its Subsidiaries), (c) the announcement or disclosure of this Agreement or any other Transaction Agreement or the consummation of the transactions hereunder or thereunder, or any act or omission required or specifically permitted by this Agreement and/or any other Transaction Agreement; (d) any pandemic (including the COVID-19 pandemic (or any mutation or variation of the underlying virus thereof or related health condition)), earthquake, typhoon, tornado or other natural disaster or similar force majeure event.

“Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“PRC” means the People’s Republic of China and solely for the purpose of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Purchaser Fundamental Warranties” means any representations and warranties of the Purchaser contained in Section 4.02(a) to Section 4.02(c).

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any given Person, any Person of which the given Person, directly or indirectly, Controls, including but not limited through the ownership of more than 50% of the issued and outstanding share capital, voting interests or registered capital. For the avoidance of doubt, the Subsidiaries of any given Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person and any Subsidiaries of such variable interest entity.

“Transaction Agreements” means, collectively, this Agreement, the BCA and each of the other agreements and documents entered into or delivered by the Parties or their respective Affiliates in connection with the transactions contemplated by this Agreement or the BCA.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Bankruptcy and Equity Exception	Section 4.01(b)
Closing	Section 2.02(a)
Closing Date	Section 2.02(a)
Company	Preamble
Company Indemnitees	Section 6.01(b)
Confidential Information	Section 7.12(a)
Encumbrances	Section 4.01(d)
HKIAC	Section 7.02
Indemnified Party	Section 6.02(a)
Indemnifying Party	Section 6.02(a)
Intellectual Property	Section 4.01(p)
Losses	Section 6.01(a)
Material Contracts	Section 4.01(n)
Permits	Section 4.01(g)
Purchase Price	Section 2.01
Purchaser	Preamble
Purchaser Indemnitees	Section 6.01(a)
Returns	Section 4.01(r)
Subscription Shares	Section 2.01
Tax	Section 4.01(r)
Third Party Claim	Section 6.02(b)

(c) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) The words “Party” and “Parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(ii) When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule or clause, such reference is to an Article, Section, Exhibit, Schedule or clause of this Agreement.

(iii) The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(iv) Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(v) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(vi) All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(vii) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(viii) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(ix) The term “$” or “US$” means United States Dollars.

(x) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(xi) References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

(xii) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(xiii) References herein to any gender include the other gender.

(xiv) The parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01 Purchase and Sale of Securities.

Upon the terms and subject to the conditions of this Agreement, at Closing (as defined below), the Purchaser hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser, a total of 18,927,876 Ordinary Shares (the “Subscription Shares”) free and clear of any and all Encumbrances, for the consideration of JD.com, Inc. entering into the BCA.

Section 2.02 Closing.

(a) Closing. Subject to satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit of the relevant Conditions, of all the Conditions (other than Conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or, to the extent permissible, waiver of those Conditions at Closing), the closing of the sale and purchase of the Subscription Shares pursuant to this Section 2.02(a) (the “Closing”) shall take place remotely by electronic means on the earlier of (i) the tenth (10th) Business Day after the date on which the Conditions (other than the Conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or, to the extent permissible, waiver of those Conditions at the Closing) are satisfied, or (ii) any other date as may be agreed by the Purchaser and the Company in writing (the “Closing Date”).

(b) Delivery. At Closing,

(i) the Company shall deliver to the Purchaser:

(1) one or more duly executed share certificate(s) representing the Subscription Shares registered in the name of the Purchaser (the original copies of which shall be delivered to the Purchaser as soon as practicable following the Closing Date); and

(2) an updated certified true copy of the register of members of the Company evidencing the Purchaser’s ownership of the Subscription Shares.

(c) Restrictive Legend. Each certificate representing the Subscription Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

ARTICLE III

CONDITIONS TO CLOSING

Section 3.01 Conditions to Obligations of Both Parties.

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, order or decree (in each case, whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by the Transaction Agreements.

(b) No action, suit, proceeding or investigation shall have been instituted or threatened by a Governmental Authority that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by the Transaction Agreements.

Section 3.02 Conditions to Obligations of Purchaser. The obligations of the Purchaser to subscribe for and purchase the Subscription Shares as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a) The Company Fundamental Warranties shall have been true and correct in all respects on the date of this Agreement and true and accurate on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specific date, in which case on and as of such specified date). Other representations and warranties of the Company contained in Section 4.01 of this Agreement shall have been true and correct on the date of this Agreement, and true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date).

(b) The Company shall have performed and complied, in all material aspects, with all, and not be in breach or default in, all material aspects, under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(c) No Material Adverse Effect with respect to the Company shall have occurred from the date hereof to the Closing Date.

(d) No stop order or suspension of trading shall have been imposed by the NASDAQ, the SEC or any other Governmental Authority with respect to the public trading of the ADSs.

(e) The Company shall have duly executed and delivered or shall have caused to be duly executed and delivered each Transaction Agreement to which it is a party to the Purchaser at or prior to Closing.

(f) The Purchaser shall have received a certificate signed by an executive officer of the Company confirming the satisfaction of Sections 3.02(a) to 3.02(d) above.

Section 3.03 Conditions to Obligations of the Company. The obligation of the Company to issue and sell the Subscription Shares to the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) The Purchaser Fundamental Warranties shall have been true and correct in all respects on the date of this Agreement and true and accurate on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specific date, in which case on and as of such specified date). Other representations and warranties of the Purchaser contained in Section 4.02 of this Agreement shall have been true and correct on the date of this Agreement, and true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date).

(b) The Purchaser shall have performed and complied, in all material respects, with all agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(c) The Purchaser shall have duly executed and delivered each Transaction Agreement to which it is a party to the Company at or prior to Closing.

(d) The Company shall have received a certificate signed by a director of the Purchaser confirming the satisfaction of Sections 3.03(a) and 3.03(b) above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date that, except as set forth in the Company SEC Documents (excluding disclosures contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof, any other forward-looking statements or any other disclosures of risks or uncertainties that are non-specific, of general application, predictive, cautionary or forward-looking in nature set forth therein prior to the date of this Agreement, in each case, other than any specific factual information contained therein):

(a) Due Formation. The Company is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Company and the Company’s Subsidiaries is duly formed, validly existing and in good standing in the jurisdiction of its organization. Each of the Company and the Subsidiaries has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority; Valid Agreement. The Company has all requisite legal power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each other agreement, certificate, document and instrument to be executed by the Company pursuant to this Agreement and each other Transaction Agreement. The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement to which it is a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and each other Transaction Agreements to which it is a party will be duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, constitutes (or, when executed and delivered in accordance herewith will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar law affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exception”).

(c) Capitalization.

(i) The authorized capital stock of the Company is US$200,000 divided into 2,000,000,000 Ordinary Shares. As of April 25, 2023, 1,024,936,126 Ordinary Shares are issued and outstanding (excluding 50,577,604 Ordinary Shares reserved for future exercise of certain granted share options under the ESOP). Except as disclosed in the Company SEC Documents, the Company has no outstanding (A) shares of capital stock or voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. All issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable, are free of preemptive rights, were issued in compliance with applicable U.S. and other applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal, or similar right and the ADSs have been duly listed and admitted and authorized for trading on the NASDAQ.

(ii) Except as disclosed in the Company SEC Documents, there are no registration rights, rights of first offer, rights of first refusal, tag-along rights, director appointment rights, governance rights or other similar rights with respect to the securities of the Company or any Subsidiary of the Company that have been granted to any Person. All outstanding shares of capital stock or other securities or ownership interests of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and all such shares or other securities or ownership interests in any Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Encumbrance.

(d) Valid Issuance. The Subscription Shares have been duly and validly authorized for issuance by the Company and, when issued and delivered by the Company to the Purchaser will be duly and validly issued, fully paid and non-assessable, and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature (collectively, the “Encumbrances”), except for restrictions arising under the Securities Act or created by virtue of the transactions under this Agreement.

(e) Non-contravention. None of the execution and the delivery of this Agreement and other Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the organizational documents of the Company, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of any Encumbrances under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Company’s or any of its Subsidiaries’ assets are subject.

(f) Consents and Approvals. None of the execution and delivery by the Company of this Agreement or any Transaction Agreement, nor the consummation by the Company of any of the transactions contemplated hereby or thereby, nor the performance by the Company of this Agreement or other Transaction Agreements in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date and except for any filing or notification required to be made with the SEC or the NASDAQ regarding the issuance of the Subscription Shares or any filing with or report to the China Securities Regulatory Commission.

(g) Compliance with Laws. Except as disclosed in the Company SEC Documents, the Company and each of its Subsidiaries have conducted at any time during the three years prior to the date hereof, their businesses in compliance with all Applicable Laws and applicable stock exchange requirements, except where the failure to be in compliance, individually or in the aggregate, do not and would not have a Material Adverse Effect. Except as disclosed in the Company SEC Documents, the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals in material respects (collectively, “Permits”) that are required in order to carry on their business as presently conducted. Except as disclosed in the Company SEC Documents, all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened. The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ in all material respects. The Company and its Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting the ADSs from the NASDAQ. There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the ADSs on the NASDAQ and the Company has not received any notification that the SEC or the NASDAQ is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto). Both before and after giving effect to the transactions contemplated by this Agreement and other Transaction Agreements, each of the Company and its Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due) and (ii) will have adequate capital and liquidity with which to engage in the their businesses as currently conducted and as described in the Company SEC Documents.

(h) SEC Matters. The Company has filed or furnished, as applicable, on a timely basis, all the Company SEC Documents. As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder applicable to the Company SEC Documents (as the case may be) and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The “disclosure controls and procedures” (as defined in Rules 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) of the Company are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.

(i) Financial Statements. The financial statements (including any related notes) contained in the Company SEC Documents: (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements) and (C) fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby, in each case except as disclosed therein and as permitted under the Exchange Act.

(j) No Undisclosed Liabilities. There are no liabilities of the Company or any Subsidiary of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than: (i) liabilities reflected on, reserved against, or disclosed in the Company’s unaudited consolidated balance sheet as of December 31, 2022, (ii) liabilities incurred since December 31, 2022 in the ordinary course of business consistent with past practices, (iii) any other undisclosed liabilities that are not material to the Company and its Subsidiaries on a consolidated basis, and (iv) any liabilities incurred as a result of the Company’s performing the transactions contemplated by any Transaction Agreement. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement as defined pursuant to Item 303(a) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

(k) No Registration. Assuming the accuracy of the representations and warranties set forth in Section 4.02(f) of this Agreement, it is not necessary in connection with the issuance and sale of the Subscription Shares to register the Subscription Shares under the Securities Act or to qualify or register them under applicable U.S. state securities laws. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its Affiliates or any Person acting on its behalf with respect to any Subscription Shares; and none of such Persons has taken any actions that would result in the sale of any of the Subscription Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

(l) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(m) Absence of Changes. Since December 31, 2022, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been

(i) a Material Adverse Effect;

(ii) any issuances or sales of equity securities of the Company or any of its Subsidiaries or any redemption, repurchase, acquisition, share splits, reclassifications, share dividends, share combinations or other recapitalizations of any such equity securities;

(iii) any increase of the number of shares reserved for any ESOPs which have been adopted (other than such increase pursuant to the terms of the ESOPs) or reserve of new pool of equity securities of the Company for new ESOPs;

(iv) any merger, acquisition, recapitalization, business combination, strategic alliance, joint venture or similar transaction; or

(v) any entry into any contract, agreement, instrument or other document in respect of any of the foregoing.

(n) Contracts. The Company has filed as exhibits to the Company SEC Documents all contracts, agreements and instruments (including all amendments thereto) to which the Company or any of its Subsidiaries is a party or by which it is bound and which is material to the business of the Company and its Subsidiaries, taken as a whole, or are required to be filed as an exhibit to the Company SEC Documents (the “Material Contracts”). Each Material Contract is in full force and effect and, to the knowledge of the Company, enforceable against the counterparties of the Company or the Subsidiaries party thereto, except for the contracts and agreements that have already expired pursuant to the terms therein (which for the avoidance of doubt excludes those contracts or agreements that had been terminated by the other party thereto for cause). The Company and its Subsidiaries and, to the knowledge of the Company, each other party thereto, are not in default under, or in breach or violation of, any Material Contract, except where such breach, defaults or violations would not reasonably be expected to have a Material Adverse Effect.

(o) Litigation. Except as disclosed in the Company SEC Documents, there are no actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or directors or officers of the Company or any of its Subsidiaries in their capacities as such before or by any Governmental Authority or by any other Person, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(p) Intellectual Property. All registered or unregistered, (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names, Internet addresses and other computer identifiers, in each case that is material to the business of the Company or any of its Subsidiaries as currently being conducted or planning to be conducted (the “Intellectual Property”) is either (a) owned by the Company or one or more of its Subsidiaries or (b) is used by the Company or one or more of its Subsidiaries pursuant to a valid license. To the knowledge of the Company, there are no infringements or other violations of any Intellectual Property owned by the Company or any of its Subsidiaries by any third party, except where such infringement or violations would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have taken all necessary actions to maintain and protect each item of Intellectual Property. The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any intellectual property or other proprietary rights of any other person in material respects, and there is no action pending or, to the knowledge of the Company, threatened alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Intellectual Property which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(q) Employment Matters.

(i) Except as disclosed in the Company SEC Documents, each of the Company and its Subsidiaries complies with all Applicable Laws relating to employment and employment practices (including terms and conditions of employment, termination of employment and social insurance programs) in all material aspects. There is no claim with respect to payment of wages, salary, overtime pay, withholding individual income taxes, social security fund or housing fund that has been asserted and is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii) There has not been, and there is not now pending or, to the knowledge of the Company, threatened, any strike, union organization activity, slowdown or work stoppage against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by or otherwise subject to any contract with any labor union or any collective bargaining agreements.

(iii) Each ESOP complies in all material respects with Applicable Laws and has been implemented in accordance with its terms in all material respects.

(r) Tax Status. Except as disclosed in the Company SEC Documents, the Company and each of its Subsidiaries (i) has made or filed in the appropriate jurisdictions all material foreign, federal and state income and all other tax returns required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) (each a “Tax”), including all amended returns required as a result of examination adjustments made by any Governmental Authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are true, correct and complete in all material respects, and (ii) has paid all material Taxes and other governmental assessments and charges shown or determined to be due on such Returns, except those being contested or will be contested in good faith. Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries has received notice regarding unpaid foreign, federal and state income in any amount or any Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company is not aware of any reasonable basis for such claim. No Returns filed by or on behalf of the Company or any of its Subsidiaries with respect to material Taxes are currently being audited, and neither the Company nor any of its Subsidiaries has received notice of any such audit.

(s) Related Party Transactions. All related party transactions required to be disclosed under applicable rules of the NASDAQ or the applicable securities law have been accurately described in the Company SEC Documents in all material respects. Any such related party transaction was entered into on terms and conditions no less favorable to the Company or its applicable Subsidiary than those applicable in comparable transactions between independent parties acting at arm’s length.

Section 4.02 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of Closing, as follows:

(a) Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and other Transaction Agreements to which it is to become a party and each other agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and each other Transaction Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and each other Transaction Agreement to which it is or is to become a party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been, and each other Transaction Agreement to which it is to become a party will be, duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception and except as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Non-contravention. None of the execution and the delivery of this Agreement or any other Transaction Agreement, nor the consummation of the transactions contemplated hereby or thereby, by the Purchaser will violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject.

(e) Consents and Approvals. None of the execution and delivery by the Purchaser of this Agreement and the Transaction Agreements to which the Purchaser is to become a Party, nor the consummation by the Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser of this Agreements or any such Transaction Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given at or prior to Closing and except for any filing or notification required to made with the SEC or the NASDAQ regarding the issuance of the Subscription Shares or any filing with or report to the China Securities Regulatory Commission.

(f) Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subscription Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Subscription Shares pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof in a manner that would violate the registration requirements of the Securities Act. The Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Subscription Shares. The Purchaser is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(iii) Restricted Securities. The Purchaser acknowledges that the Subscription Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Subscription Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (z) pursuant to an exemption from registration under the Securities Act.

(iv) Status. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S. The Purchaser has not been subject to any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act in connection with its execution of this Agreement.

(g) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

(h) No Additional Representations. The Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Purchaser to the Company in accordance with the terms thereof.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company. From the date hereof until the Closing Date,

(a) the Company shall, and the Company shall cause each of its Subsidiaries to (i) conduct its business and operations in the ordinary course of business consistent with past practice, and (ii) not take any action, or omit to take any action, that would reasonably be expected to make any of its representations and warranties in this Agreement untrue such that the Condition set out in Section 3.02(a) would not be satisfied at the Closing Date;

(b) the Company shall take all actions necessary to continue the listing and trading of its ADSs on the NASDAQ and shall comply with the Company’s reporting, filing and other obligations under the rules of the NASDAQ; and

(c) the Company shall promptly notify the Purchaser of any event, condition or circumstance occurring prior to the Closing Date that would constitute a breach of any terms and conditions contained in this Agreement.

Without limiting the generality of the foregoing, if applicable, the Company shall promptly after the date hereof and reasonably prior to the Closing take all necessary or desirable actions required to duly and validly rely on the exemption for foreign private issuers (“FPI Exemption”) from applicable rules and regulations of the NASDAQ with respect to corporate governance to rely on “home country practice” in connection with the transactions contemplated hereunder (including an exemption from any NASDAQ rules that would otherwise require seeking shareholder approval in respect of such transactions), including without limitation making disclosures, notices and filings to or with the SEC and/or the NASDAQ and obtaining an adequate opinion of counsel in respect of the home country practice exemption. The Company shall provide to the Purchaser copies of any material written communication relevant to the FPI Exemption, including adequate evidence reflecting that the Company has validly relied on the FPI Exemption.

Section 5.02 Further Assurances. From the date of this Agreement until Closing, the Parties shall each use their respective reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby and by the Transaction Agreements.

Section 5.03 Furnish of Information. As long as the Purchaser owns the Subscription Shares, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as the Purchaser owns Subscription Shares, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for the Purchaser to sell the Subscription Shares under Rule 144.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Indemnification.

(a) Indemnification by the Company. From and after the Closing Date and subject to Section 6.03, the Company shall indemnify and hold the Purchaser, its Affiliates and their respective directors, officers, agents, successors and assigns (the “Purchaser Indemnitees”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, cost and expenses, including but not limited to any investigative, legal and other expenses (collectively, “Losses”) incurred by any Purchaser Indemnitee as a result of or arising out of: (i) breach of any representation or warranty of the Company contained in Section 4.01; or (ii) violation or nonperformance, partial or total, of any covenant or agreement of the Company contained in this Agreement.

(b) Indemnification by the Purchaser. From and after the Closing Date and subject to Section 6.03, the Purchaser shall indemnify and hold the Company, its Affiliates and their respective directors, officers, agents, successors and assigns (the “Company Indemnitees”) harmless from and against any Losses incurred by any Company Indemnitee as a result of or arising out of: (i) breach of any representation or warranty of the Purchaser contained in Section 4.02; or (ii) violation or nonperformance, partial or total, of any covenant or agreement of the Purchaser contained in this Agreement.

(c) The amount of any and all Losses under this Article VI shall be determined net of any insurance or other indemnification proceeds received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification net of any cost of receiving insurance or other indemnification proceeds and any increased insurance costs resulting from such claim, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time, and only after first applying any available insurance to the portion of a Loss that is not indemnified hereunder.

Section 6.02 Procedures Relating to Indemnification.

(a) Any party seeking indemnification under Section 6.01 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the factual basis of the claim to the extent known by the Indemnified Party, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 7.02.

(b) If an Indemnified Party shall receive notice of any claim or demand asserted by a third party (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article VI, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided that that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s expense. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

Section 6.03 Limitation on the Liability. Absent fraud, intentional misrepresentation or willful breach, the maximum aggregate liabilities of the Indemnifying Party in respect of Losses suffered by the Indemnified Parties pursuant to Section 6.01(a) or 6.01(b) shall not in any event be greater than US$36,294,202.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Survival of the Representations and Warranties.

(a) The Company Fundamental Warranties and Purchaser Fundamental Warranties shall survive until the latest date permitted by law or indefinitely if such date is not provided. All other representations and warranties contained in Section 4.01 and Section 4.02 this Agreement shall survive Closing until eighteen (18) months after the Closing Date.

(b) Notwithstanding anything to the contrary in the foregoing clauses, (i) any breach of representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought in accordance with this Agreement prior to such time and (ii) any breach of representation or warranty in respect of which indemnity may be sought that was caused as a result of fraud or intentional misrepresentation shall survive until the latest date permitted by law.

Section 7.02 Governing Law; Arbitration. This Agreement and all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the state of New York without giving effect to any choice or conflict of law provision or rule thereof. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any Party with notice to the other Party. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this Section 7.02. There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in New York. If either party to the arbitration does not appoint an arbitrator who has consented to participate within the aforementioned 30-day period, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration proceedings shall be conducted in English. Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of HKIAC in any such arbitration. The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

Section 7.03 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

Section 7.04 Acknowledgement. The Purchaser acknowledges that it understands that the Company, in issuing the Subscription Shares to the Purchaser pursuant to this Agreement, is relying upon the exemption from registration provided by Regulation S under the Securities Act.

Section 7.05 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 7.06 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 7.07 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the any Party without the express written consent of the other Parties. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 7.08 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) three (3) Business Days after deposit with an internationally recognized overnight courier service, or (iv) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Dada Nexus Limited
Address:	22/F, Oriental Fisherman’s Wharf
No. 1088 Yangshupu Road
Yangpu District, Shanghai 200082
Telephone:	(86) 21 3165-7167
Email:	org.dadalegal1@jd.com
Attention:	Legal Department

If to the Purchaser:

JD Sunflower Investment Limited

Address:	21/F, Building A, No.18 Kechuang 11th Street
Yizhuang Economic and Technological Development Zone, Daxing District, PRC
Email:	legalnotice@jd.com
Attention:	Legal and Compliance Department

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
Address:	47/F PARK PLACE
1601 NANJING ROAD WEST
SHANGHAI 200040 CHINA
Telephone:	+8621 61097000
Email:	Jeffrey.sun@orrick.com
Attention:	Jie SUN (Jeffrey)

Any Party may change its address for purposes of this Section 7.08 by giving the other Parties hereto written notice of the new address in the manner set forth above. For the avoidance of doubt, only notice delivered to the address and person of the Parties to this Agreement shall constitute effective notice to such Party for the purposes of this Agreement.

Section 7.09 Entire Agreement. This Agreement and the other Transaction Agreements including the schedules and exhibits hereto and thereto constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby and thereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby and thereby are merged and superseded by this Agreement and the other Transaction Agreements.

Section 7.10 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 7.11 Fees and Expenses. The expenses incurred in connection with the negotiation, preparation and execution of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby, including fees and expenses of attorneys, accountants, consultants and financial advisors, shall be the responsibility of the Party incurring such expenses.

Section 7.12 Confidentiality.

(a) Each Party shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other Parties which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”). Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party. No Party shall disclose such Confidential Information to any third Party. Either Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes. The Parties hereby agree, for the purpose of this Section 7.12, that the existence and terms and conditions of this Agreement and schedule hereof shall be deemed as Confidential Information.

(b) Notwithstanding any other provisions in this Section 7.12, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such Party may, in accordance with its understanding of the applicable laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable laws; provided that the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, provide the other Parties with prompt notice of such requirement and cooperate with the other Parties at such other Parties’ request and at the requesting Party’s cost, to enable such other Parties to seek an appropriate protection order or remedy. In addition, each Party may disclose, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or any Transaction Agreement; provided that the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, at the other Parties’ request and at the requesting Party’s cost, cooperate with the other Parties to enable such other Parties to seek an appropriate protection order or remedy.

(c) Each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of the Transaction Agreements; provided that such Party shall ensure such persons strictly abide by the confidentiality obligations hereunder.

(d) The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement. Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Party.

Section 7.13 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 7.14 Termination.

(a) This Agreement shall automatically terminate as between the Company and the Purchaser upon the earliest to occur of:

(i) the written consent of each of the Company and the Purchaser;

(ii) the delivery of written notice to terminate by either the Company or the Purchaser if Closing shall not have occurred by twelve months after the date of this Agreement; provided that such right to terminate this Agreement under this Section 7.14(a)(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of Closing to occur on or prior to such date; or

(iii) by the Company or the Purchaser in the event that any Governmental Authority shall have issued a judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Agreements and such judgment or other action shall have become final and non-appealable.

(b) Upon the termination of this Agreement, this Agreement will have no further force or effect, except for the provisions of Sections 7.02, 7.08, 7.12 and 7.17 hereof, which shall survive any termination under this Section 7.14; provided that neither the Company nor the Purchaser shall be relieved or released from any liabilities or damages arising out of (i) fraud or (ii) any breach of this Agreement prior to such termination.

Section 7.15 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 7.16 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 7.17 Public Disclosure. Without limiting any other provision of this Agreement, both the Purchaser and the Company shall consult and agree with each other on the terms and content of a joint press release with respect to the execution of this Agreement and any other Transaction Agreements and the transactions contemplated hereby and thereby and no press release shall be issued by any Party hereto without the prior written consent of the other Parties. Thereafter, neither the Company nor the Purchaser, nor any of their respective Affiliates, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement or any other Transaction Agreements) with respect to the transactions contemplated hereby or thereby without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent a Party’s counsel deems such disclosure necessary or desirable in order to comply with any law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable law), shall limit such disclosure to the information such counsel advises is required to comply with such law or regulations, and if reasonably practicable, shall consult with the other Party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other Party. Notwithstanding anything to the contrary in this Section 7.17, the Purchaser and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by the Company or the Purchaser and do not reveal material, non-public information regarding the other Parties or the transactions contemplated by this Agreement.

Section 7.18 Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

Section 7.19 Adjustment of Share Numbers. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the shares of Ordinary Shares referred to in this Agreement, then, in any such event, the numbers and types of shares of such Ordinary Shares referred to in this Agreement shall be equitably adjusted as appropriate to the number and types of shares of such stock that a holder of such number of shares of such stock would own or be entitled to receive as a result of such event of such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

DADA NEXUS LIMITED

By:	/s/ Jeff Huijian He
Name:	Jeff Huijian He
Title:	Director and President

[Signatue Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

JD Sunflower Investment Limited

By:	/s/ Nani Wang
Name:	Nani Wang
Title:	Director

[Signatue Page to Share Subscription Agreement]

Exhibit A

Form of Business Cooperation Agreement

English Translation

Strictly Confidential

2023 Business Cooperation Agreement

This Business Cooperation Agreement (“this Agreement”) is dated [], 2023 (“Effective Date”) and made between:

(1)

JD.com, Inc., a company duly incorporated under the laws of Cayman Islands with registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (collectively referred to as “JD” together with its subordinate affiliates); and

(2)

Dada Nexus Limited, a company duly incorporated under the laws of Cayman Islands with registered address at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 32311, Grand Cayman KY1-1209, the Cayman Islands (collectively referred to as “Dada” together with its subordinate affiliates).

In this Agreement, the Parties are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(1)	JD is one of the renowned Internet e-commerce companies in China;

(2)	Dada is a leading local on-demand delivery and retail platform in China;

(3)	On April 26, 2016, the Parties executed a Business Cooperation Agreement, under which certain cooperation related to user traffic has expired on April 25, 2023;

(3)

On April 25, 2023, Dada and JD Sunflower Investment Limited, an affiliate of JD, have executed the Share Subscription Agreement (such agreement as amended from time to time is referred to as “Share Subscription Agreement”). As provided in the Share Subscription Agreement, JD will subscribe for a certain amount of common shares of Dada. As consideration for the subscription of shares, JD shall execute this Agreement with Dada;

(4)

The Parties (including their respective affiliates) intend to continue relevant business cooperation according to the terms and conditions herein to integrate business resources and fully exert the advantage of each Party.

Now, THEREFORE, upon consultation, the Parties agree as follows:

1.	Definitions

In this Agreement, the following terms have the following meanings:

“Affiliate” with respect to any company (or other entity), means any entity that is controlled by, controls or is under common control with such company (or other entity). “Control” means holding over 50% equity or voting right in a company (or other entity) or has the ability to actually decide or control the operations of such company (or other entity) through agreement, dispatching directors or otherwise. With respect to either Party hereto, its subordinate affiliate means its affiliate controlled by it. For the purpose of this Agreement, either Party shall not be deemed as the Affiliate of the other Party.

“Confidential Information” mean (a) any non-public materials in relation to organization, business, technology, investment, finance, commerce, transaction or affairs of either Party, whether in writing, oral or any other forms, (b) the existence or contents hereof, the terms of any other agreement entered into according to this Agreement, (c) any materials prepared by one Party and marked as confidential information or containing confidential information and (d) any oral or written information exchanged between the Parties with respect to this Agreement.

1

“Force Majeure” means any event that occurs after the date hereof and prevents either Party from performing all or part of this Agreement and is uncontrollable, insurmountable, unavoidable and cannot be solved by the Parties hereto and is unforeseeable at the time of execution hereof, which includes but are not limited to earthquake, typhoon, flood, outbreak of pandemic, epidemic or plague, war, international or domestic transportation interruption, breakdown of electricity, Internet, computer, telecommunication or other system, strike (including internal strike or riot), labour dispute, government action, orders of international or domestic courts. For the avoidance of doubt, such event may only constitute Force Majeure to the extent it is insurmountable, unavoidable, uncontrollable and cannot be solved by the Parties hereto and does not necessarily constitute a Force Majeure.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement only, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“JD Mall” means the open platform of JD and the mall platform directly operated by JD on JD.COM, including their respective mobile app.

“JD Mall APP (Standard Mode)” means the standard mode of the mobile app of JD Mall (for the avoidance of doubt, excluding the simplified mode or the senior mode).

“JD Daojia” means (1) the local O2O e-commerce service platform based on Daojia APP and (2) the local crowd-sourcing logistics service platform based on crowd-sourcing APP.

2.	Territory for business cooperation

Unless otherwise expressly provided herein, territory for the cooperation and/or restrictions hereunder are PRC only.

3.	Main contents of business cooperation

3.1	User traffic cooperation: JD undertakes:

3.1.1

without any effect upon the normal operation and management of JD, Dada shall obtain the following online traffic and resource support from JD, including (only in respect to the cities which then have access to the services of JD Daojia),

3.1.1.1 Homepage icon under standard mode (JD Mall APP (Standard Mode) first-level entrance), display on the user mobile terminal;

If the above-mentioned online traffic and resource support cannot be provided due to the JD Mall APP (Standard Mode)’s update, the Parties should negotiate in good faith and agree on alternatives solutions in respect of user traffic cooperation and resource support.

4.	Duration of cooperation and termination

4.1

This Agreement is effective after being signed by authorized representatives of both Parties and will terminate automatically when the term of cooperation specified in Article 4.2 has expired. After the expiry of the term of cooperation of this Agreement, it can be extended through mutual agreement between both Parties.

4.2	The term of cooperation under this Agreement shall be three (3) years, commencing from April 26, 2023.

4.3	If both Parties agree to terminate this Agreement after consultation, this Agreement may be terminated before the expiration of the term of cooperation.

4.4

If this Agreement expires or is terminated in accordance with Article 4.3, the two Parties will no longer perform the provisions of this Agreement, while Articles 4.4, 8, 12 and 13 of this Agreement shall survive such expiration or termination.

2

5.	Other Covenants

5.1	The Parties shall procure their respective Affiliates to perform their obligations under this Agreement.

6.	Intellectual Property

6.1

Any materials, information and the intellectual property attached thereto that are provided by either Party to the other Party for the purpose of this Agreement shall not change the ownership of rights due to the cooperation hereunder, unless the relevant Parties have entered into an explicit agreement of intellectual property assignment.

6.2

Unless otherwise expressly provided herein or the relevant Parties have otherwise entered into explicit intellectual property authorization or licensing agreements, without prior written consent of the right holders, neither Party shall arbitrarily use or reproduce the patents, trademarks, names, marks, commercial information, technology and other data, domain names, copyrights or other forms of intellectual property of the other Party or apply for registration of the intellectual property similar to the aforementioned intellectual property.

6.3	The ownership of any new intellectual property generated from the business cooperation between the Parties hereunder shall be otherwise agreed upon by the Parties.

6.4

Each Party shall indemnify the other Party for its losses arising from the infringement of the other Party’s intellectual property or other legitimate rights or the infringement of any third party’s intellectual property or other legitimate rights due to the products, services, or materials provided by the Party itself during the cooperation hereunder.

7.	Force majeure

Where the performance of the obligations hereof is delayed due to Force Majeure, neither Party shall be deemed to be in breach of this Agreement, and neither Party shall be liable for damages caused thereby, provided that such Party shall endeavor to eliminate the cause for such delay and use its best efforts (including but not limited to seeking and using alternative means or methods) to eliminate the damages caused by Force Majeure, and shall notify the other Party of the facts of Force Majeure and possible damages within fifteen (15) Working Days after the day when the Force Majeure is eliminated (excluding such day). During the period of delayed performance, the Party encountering force majeure shall implement reasonable alternatives or adopt other commercially reasonable means to facilitate performance of its obligations hereunder until the delay is eliminated.

8.	Confidentiality

8.1

The Parties acknowledge and confirm that each Party shall maintain confidentiality of all Confidential Information, and without obtaining the written consent of the other Party, it shall not disclose any relevant Confidential Information to any third party, except in the following circumstances: (1) such information has been already known to the public (other than through the receiving Party’s or its Affiliates’ or personnel’s unauthorized disclosure); (2) such information is required to be disclosed by applicable laws, competent governmental authorities, competent stock exchanges, or relevant stock exchange rules or regulations (provided, however, that, to the extent permitted by applicable laws, the disclosing Party shall give a prior notice to the other Party and the Parties shall consult with each other to agree on the scope and content of the disclosure); or (3) such information is required to be disclosed by any Party to its legal or financial advisors in connection with the cooperation contemplated hereby, provided that such legal or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Article.

8.2

Each Party undertakes to use the aforementioned Confidential Information provided by the other Party only in connection with the relevant matters contemplated hereunder and shall destroy or return such Confidential Information upon the termination of this Agreement at the request of the other Party. Any breach of this Article 8 by any of the Parties’ Affiliates, or any employees or agencies of the Party or any of its Affiliates, shall be deemed as a default of this Agreement by such Party and such Party shall be liable for such default in accordance with this Agreement. This Article shall survive invalidity, termination or expiration of this Agreement for any reason.

3

9.	Taxes

Taxes arising from the execution and performance of this Agreement shall be borne by the Parties respectively in accordance with applicable laws.

10.	Representations and Warranties

10.1	Each Party represents and warrants to the other Party that:

10.1.1	It is a company duly incorporated and validly existing;

10.1.2	It has the authority to enter into this Agreement and its authorized representative has been fully authorized to sign this Agreement on its behalf;

10.1.3

Its execution, delivery and performance of this Agreement do not require filings with or notification to any government agency, or acquisition of the license, permit, consent or other approvals from, any government agency or any other person; and

10.1.4	It has the ability to perform its obligations hereunder and such performance of its obligations does not violate its articles of association and other constitutional documents.

10.2

If any legal documents executed by any Party prior to the execution of this Agreement conflict with any provisions of this Agreement, such Party shall, adhering to the principles of goodwill, credibility and amity, immediately notify the other Party in writing. Such conflict shall be resolved through consultations between the Parties. If any loss is caused to the other Party due to the conflict between the aforementioned legal documents and this Agreement, such Party shall be responsible for breach of contract to the other Party.

10.3

If any Party discovers during its performance of its obligations hereunder that it needs to obtain any permit, consent or approval from any third party, such Party shall notify the other Party in writing within thirty days from the date on which such Party discovers such matter and shall use its best efforts to obtain such permit, consent or approval from such third party; if such permit, consent or approval cannot be obtained within a reasonable period, the relevant Party is required to provide a solution in respect of such matter acceptable to the other Party.

11.	Notices and delivery

11.1

All notices and other communications required or permitted to be given pursuant hereto shall be delivered by personal delivery or sent by registered mail, postage prepaid, by a commercial express service or by facsimile transmission to the address of such Party set forth below. Each notification should also be served by email. The dates on which such notices shall be deemed to have been effectively given shall be determined as follows:

11.1.1	Notices given by personal delivery, by express service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

11.1.2	Notices given by facsimile shall be deemed effectively given on the date of the successful transmission (as evidenced by an automatically generated confirmation of transmission).

11.2	For the purpose of notices, the addresses of the Parties are as follows:

To JD:

Address:	21F, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing

Attention:	Investment and Acquisition Team in Legal Department of JD Group

Email:	legalnotice@jd.com

Postcode:	101111

4

With a copy (which shall not constitute notice) to the following address:

Address:	18F, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing

Attention:	Qingchao LIU

Email: liuqingchao9@jd.com

Postcode: 101111

To DADA:

Address:	22F, Oriental Fisherman’s Wharf, No.1088 Yangshupu Road, Yangpu District, Shanghai

Attention:	Legal Department of DADA Group

Email:	org.dadalegal1@jd.com

Telephone:	+86 21 3165 7165

11.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the Article 11 hereof.

12.	Liability for Breach of Contract

12.1	If a Party causes any losses to the other Party due to its breach of this Agreement, such Party shall be liable for breach of contract in accordance with relevant provisions of applicable laws.

12.2

The Parties understand and agree that they are entering into this Agreement on behalf of themselves and their subordinate Affiliates, and are obliged to cause and procure their subordinate Affiliates to comply with and perform this Agreement.

13.	Governing Law and Resolution of Disputes

13.1

The execution, validity, interpretation, performance, amendment and termination of this Agreement and dispute resolution shall be governed by the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

13.2

In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through amicable negotiations. In the event that the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for the resolution of the dispute through negotiation, either Party may submit the relevant dispute to the Hong Kong International Arbitration Centre (HKIAC) for arbitration in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted.

13.3

The seat of arbitration shall be Hong Kong. There shall be one (1) arbitrator and such arbitrator shall be elected by the Secretary-General of HKIAC. The arbitrator shall be qualified to practice law in Hong Kong. The place of arbitration shall be in Hong Kong. The arbitral award is final and binding upon both Parties.

13.4	Any Party to the dispute shall be entitled to seek preliminary injunctive relief or other equitable reliefs from any court of competent jurisdiction during the formation of the arbitral tribunal.

13.5

Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties hereto shall continue to exercise their respective rights and perform their respective obligations hereunder.

5

14.	Additional Covenants

14.1

Any amendment and supplement to this Agreement shall be made in writing. The amendments and supplementary agreements that have been duly executed by the Parties and that relate to this Agreement shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

14.2

Without prior written consent from the other Parties, neither Party shall assign this Agreement and the rights and obligations hereunder to any third party, provided, however, that an appropriate subordinate Affiliate of a Party may be designated to implement such cooperative matters in accordance with specific needs.

14.3

During the effective term of this Agreement, neither Party shall make negative comments of the other Party on any public occasion, the content of which includes but is not limited to corporate image, company brand, design, development, and application of products, and operation strategy and all other information relevant to the company and the products.

14.4

Upon the effectiveness of this Agreement, this Agreement shall constitute the entire agreement and consensus reached between the Parties hereto with respect to the content hereof and supersede all other agreements and consensus reached between the Parties with respect to the subject matter hereof, both in written and oral forms, prior to the date of this Agreement.

14.5

If any provision hereof is held invalid, illegal or unenforceable, the validity, legality and enforceability of the other parts and provisions hereof shall not be affected. The Parties shall address such invalid, illegal or unenforceable provisions through amicable negotiations based on the principle of realizing the original commercial intent to the extent possible.

14.6	This Agreement shall be made in four (4) originals with each Party holding two (2) originals. Each original shall have the same legal effect.

[Remainder of this page is intentionally left blank]

6

IN WITNESS WHEREOF, each Party have caused this Agreement to be executed by its duly authorized representative as of the date set forth in the first page.

JD.com, Inc.

By:
Name: Title:

Dada Nexus Limited

By:
Name:
Title:

[Signature Page to Business Cooperation Agreement]

7